Exhibit 99.1

Kenexa Announces Financial Results for First-Quarter 2007

WAYNE, PA – May 8, 2007 – Kenexa (Nasdaq: KNXA), a leading provider of software, services and proprietary content that enable organizations to more effectively recruit and retain employees, today announced its operating results for the first quarter, ended March 31, 2007.

For the first quarter of 2007, Kenexa reported total revenue of $42.2 million, representing an increase of 83% over the $23.0 million recorded for the first quarter of 2006.  Subscription revenue was $34.7 million for the first quarter of 2007, an increase of 97% compared to the first quarter of 2006, while professional services and other revenue was $7.5 million for the first quarter of 2007, an increase of 39% over the same period of 2006.  The first quarter of 2007 includes revenue resulting form the Company’s acquisition of BrassRing in November 2006.

Rudy Karsan, Chief Executive Officer of Kenexa, stated, “We were pleased with the company’s first quarter results, which were strong across all key income statement, balance sheet and cash flow metrics.  Market demand is strong and interest is growing for talent management solutions.  Kenexa is benefiting from these trends due to our differentiated value proposition, proven ability to deliver tangible business benefits for our customers and growing brand awareness.”

Karsan added, “Following the first full quarter with BrassRing integrated into our operations, we are very pleased with the profitability improvements that have been made, and our increased traction with large, global customers is in-line to better than we expected at this early stage.  The progress made and opportunities we see related to the BrassRing acquisition are among the reasons we are optimistic about our financial outlook for 2007 and beyond.”

Kenexa’s income from operations before income tax and interest income or expense, determined in accordance with generally accepted accounting principles (GAAP), was $7.1 million for the three months ended March 31, 2007, compared with $3.4 million for the corresponding period of 2006.  GAAP net income available to common shareholders was $4.7 million or $0.19 per diluted share for the quarter.  This compares to GAAP net income available to common shareholders of $3.3 million, or $0.17 per diluted share for the same period of 2006.

Non-GAAP income from operations before income taxes and interest income or expense, which excludes stock-based compensation expense and amortization of intangibles associated with recent M&A transactions, for the three months ended March 31, 2007 was $8.1 million compared with $4.1 million during the same period last year, representing an increase of 97% on a year-over-year basis and a margin of 19%.

Non-GAAP diluted earnings per share, which excludes stock-based compensation expense and amortization of intangibles associated with recent M&A transactions, were $0.23 for the quarter ended March 31, 2007, based on an estimated non-GAAP effective tax rate of 31%.  This represents an increase compared to $0.21 for the quarter ended March 31, 2006, based on a non-GAAP tax rate of 5%.  Of note, non-GAAP earnings per share for the quarter ended March 31, 2007, included a non-recurring charge of $0.02 per share associated with the modification of the Company’s debt facility that was put in place at the time of the BrassRing acquisition.

 A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash and cash equivalents and short term investments of $111.7 million at March 31, 2007, an increase from $42.5 million at the end of the prior quarter.  The increase in cash and short term investments was due to strong cash from operations of $6.2 million, which was a significant increase compared to $0.9 million in the year ago period, and net proceeds of approximately $131.1 million related to a public offering of common stock completed in January 2007 less the repayment of approximately $65.0 million in debt incurred in connection with the BrassRing acquisition.   Deferred revenue was $31.7 million at the end of the

quarter, an increase of 96% on a year-over-year basis.  The increase in deferred revenue was primarily the result of continued strong bookings and renewal rates and reflects the impact of acquisitions completed in the fourth quarter of 2006.

Don Volk, Chief Financial Officer of Kenexa, stated, “In addition to delivering non-GAAP operating profitability that was above our guidance, we were pleased to generate strong cash flow from operations in the first quarter.  The strength in cash flow was primarily a result of a sequential reduction in our accounts receivables DSOs, in addition to the fact that our deferred revenue increased sequentially in the first quarter for the first time in three years.  The fact that cash flow  increased more than six times on a year-over-year basis was particularly impressive considering the fact that the company made all of its 2006 incentive plan cash payments in the first quarter of 2007 rather than spreading such payments over the first half of the year as we have done in the past.”

Other First Quarter Highlights

•                  More than 40 “preferred partner” customers were added during the quarter (defined as customers that spend more than $50,000 annually).

•                  The average annual revenue from the Company’s top 80 customers was greater than $1 million, up from the $800,000 level at the end of 2006.

Business Outlook

Based on information as of May 8, 2007, the Company is issuing guidance for the second quarter and full year 2007 as follows:

Second Quarter 2007: The Company expects revenue to be $43.0 to $44.9 million , subscription revenue to be $34.9 to $35.9 million  and non-GAAP operating income to be $8.7 to $9.1 million . Assuming a 30% effective tax rate for reporting purposes and 25.9 million shares outstanding, Kenexa expects its non-GAAP diluted earnings per share to be $0.27 to $0.28 .

Full Year 2007: The Company expects total revenue to be $186 million to $189 million, subscription revenue to be $149 to $152 million  and non-GAAP operating income to be $40.7 to $42.8 million .  Assuming a 30% effective tax rate and 25.7 million shares outstanding, Kenexa expects its non-GAAP diluted earnings per share to be $1.18 to $1.25.

Conference Call Information

Kenexa will host a conference call today, May 8, 2007, at 5:00 pm (EST) to discuss the Company’s financial results and financial guidance. To access this call, dial 800-811-8830 (domestic) or 913-981-4904 (international). A replay of this conference call will be available through May 15, 2007, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 4423946. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning.  These statements may concern, among other things, guidance as to future revenue and earnings, operations, expected benefits from the BrassRing transaction, prospects of the business generally, intellectual property and the development of products.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions (including BrassRing).  Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Kenexa

Kenexa Corporation (www.kenexa.com) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, onboarding, employment process outsourcing, phone screening, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of non-GAAP income from operations before income taxes and interest income or expense which excludes stock based compensation and amortization of intangibles associated with recent M&A transactions and is reconciled to income from operations before income taxes and interest income or expense which we believe is the most comparable GAAP measure. The non-GAAP income from operations is disclosed in tabular form to present the data used in the calculation of the per share data. Additionally this release includes non-GAAP diluted earnings per share which excludes stock based compensation and amortization of intangibles associated with recent M&A transactions and is reconciled to earnings per share which we believe is the most comparable GAAP measure. The non-GAAP net income available to common shareholders per share is disclosed in tabular form to present the data used in the calculation of the per share data.  We use these non-GAAP financial measures for internal managerial purposes as a means to evaluate period-to-period comparisons.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, income from operations before income taxes and interest income or expense, calculated in accordance with generally accepted accounting principles.

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

Contact

MEDIA CONTACT:

	Sarah Teten	Jeanne Achille
	Kenexa	The Devon Group
	(800) 391-9557	(732) 224-1000, ext. 11
	sarah.teten@kenexa.com	jeanne@devonpr.com

INVESTOR CONTACT:
Kori Doherty
ICR
(617) 956-6730
kdoherty@icrinc.com

Kenexa Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)
(In thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
Assets

Current assets
Cash and cash equivalents	$33,111	$42,502
Short term investments	78,573	—
Accounts receivable, net of allowance for doubtful accounts of $1,017 and $975	29,139	31,493
Unbilled receivables	1,925	1,005
Deferred income taxes	9,765	8,093
Prepaid expenses and other current assets	2,592	3,578

Total current assets	155,105	86,671

Property and equipment, net of accumulated depreciation	10,223	8,469
Software, net of accumulated amortization	1,811	2,122
Goodwill	162,405	161,329
Intangible assets, net of accumulated amortization	4,393	4,570
Deferred tax asset	1,932	1,430
Deferred financing costs, net of accumulated amortization	866	1,295
Other assets	1,652	1,573

Total assets	$338,387	$267,459

Liabilities and Shareholders’ Deficiency

Current liabilities
Accounts payable	$7,423	$5,672
Line of credit	—	20,000
Notes payable, current	123	138
Commissions payable	1,194	1,674
Accrued compensation and benefits	5,573	9,878
Other accrued liabilities	7,386	6,086
Deferred revenue	31,655	31,251
Capital lease obligations	199	229

Total current liabilities	53,553	74,928

Term loan	—	45,000
Capital lease obligations, less current portion	112	145
Notes payable, noncurrent	95	111
Other noncurrent liabilities	—	114

Total liabilities	$53,760	$120,298

Shareholders’ equity

Class A common stock, $0.01 par value; 100,000,000 shares authorized; 25,266,814 and 20,897,777 shares issued, respectively	253	209
Additional paid-in capital	308,996	176,345
Accumulated other comprehensive loss	172	96
Accumulated deficit	(24,794)	(29,489)

Total shareholders’ equity	$284,627	$147,161

Total liabilities and shareholders’ equity	$338,387	$267,459

Kenexa Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenue
Subscription revenue	$34,687	$17,593
Other revenue	7,530	5,422

Total revenue	42,217	23,015

Cost of revenue	11,432	6,354

Gross profit	30,785	16,661

Operating expenses:
Sales and marketing	8,230	5,728
General and administrative	9,672	5,287
Research and development	4,323	1,536
Depreciation and amortization	1,430	722

Total operating expenses	23,655	13,273

Income from operations before income taxes and interest expense	7,130	3,388

Interest income	123	120

Income from operations before income tax	7,253	3,508

Income tax expense on operations	2,558	229

Net income available to common shareholders	4,695	3,279

Basic net income per weighted average common share outstanding:	$0.20	$0.18

Weighted average number of common shares outstanding used in calculation of basic net income per share	24,047,807	18,217,945

Diluted net income per weighted average common share outstanding:	$0.19	$0.17

Weighted average number of common shares outstanding used in calculation of diluted net income per share	24,479,548	18,952,231

Non-GAAP income from operations and net income available to common shareholders excludes stock-based compensation and amortization of intangibles:

	Three Months Ended
	March 31,
	2007	2006
Non-GAAP income from operations calculation:

Income from operations before income taxes and interest expense	$7,130	$3,388
Stock-based compensation expense	715	571
Amortization of intangibles associated with acquisitions	255	161
Non-GAAP income from operations before income taxes and interest expense:	$8,100	$4,120
Non-GAAP income from operations before income taxes and interest expense as a percentage of revenue:	19%	18%
Weighted average number of common shares outstanding used in calculation of basic net loss per share	24,047,807	18,217,945
Dilutive effect of options and warrants	431,741	734,286
Shares used in share calculation of pro forma earnings per diluted share	24,479,548	18,952,231
Net income (loss) available to common shareholders	$4,695	$3,279
Stock-based compensation expense	715	571
Amortization of intangibles associated with acquisitions	255	161
Non-GAAP net income available to common shareholders	$5,665	$4,011
Non-GAAP net income per diluted share	$0.23	$0.21

Non-GAAP tax rate calculation

Income from operations before income tax	7,253	3,508
Stock-based compensation expense	715	571
Amortization of intangibles associated with acquisitions	255	161
Non-GAAP Income from operations before income tax	8,223	4,240
Income tax expense on operations	2,558	229
Non-GAAP tax rate	31%	5%

Other Non-GAAP measures referenced on earnings call excludes stock based compensation:

Gross profit	$30,785	$16,661
Add: stock-based compensation expense	177	116
Non-GAAP gross profit	$30,962	$16,777

Sales and marketing	$8,230	$5,728
Less: stock-based compensation expense	(179)	(201)
Non-GAAP sales and marketing	$8,051	$5,527

General and administrative	$9,672	$5,287
Less: stock-based compensation expense	(321)	(219)
Non-GAAP general and administrative	$9,351	$5,068

Research and development	$4,323	$1,536
Less: stock-based compensation expense	(38)	(35)
Non-GAAP research and development	$4,285	$1,501

Kenexa Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities
Net Income from operations	$4,695	$3,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,430	722
Share-based compensation	715	572
Excess tax benefits from share-based payment arrangements	(341)	(361)
Amortization of deferred financing costs	510	32
Bad debt expense	(2)	4
Deferred taxes	(1,979)	(937)
Changes in assets and liabilities
Accounts and unbilled receivables	1,399	(241)
Prepaid expenses and other current assets	971	(588)
Other assets	(83)	87
Accounts payable	1,231	(42)
Accrued compensation and other accrued liabilities	(2,163)	29
Commissions payable	(480)	94
Deferred revenue	378	(1,737)
Other liabilities	(114)	(11)

Net cash provided by operations	6,167	902

Cash flows from investing activities
Purchases of property and equipment	(2,693)	(879)
Purchases of available-for-sale investments	(78,573)	—
Acquisitions, net of cash acquired	(1,046)	(32,069)

Net cash used in investing activities	(82,312)	(32,948)

Cash flows from financing activities
Net repayments under line of credit agreement	(65,000)	—
Repayments of notes payable	(32)	(49)
Collections of notes receivable	—	30
Share issuance from Employee stock purchase plan	35	—
Excess tax benefits from share-based payment arrangements	341	361
Net Proceeds from public offering of common stock	131,100	67,333
Deferred financing costs	(81)	(119)
Net Proceeds from option exercises	397	694
Repayments of capital lease obligations	(59)	(174)

Net cash provided by financing activities	66,701	68,076

Effect of exchange rate changes on cash and cash equivalents	53	(48)

Net (decrease) increase in cash and cash equivalents	(9,391)	35,982
Cash and cash equivalents at beginning of year	42,502	43,499
Cash and cash equivalents at end of the period:	$33,111	$79,481

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$622	$344
Income taxes	$1,009	$965

Noncash investing and financing activities
Capital Leases	—	$56
Stock issuance for Gantz Wiley	$650	—